Exhibit 6.1.5

April 29, 2021

Otis Collection LLC
335 Madison Ave, 16th Fl
New York, NY 10017

Attention: Keith Marshall – General Counsel

Re:
Secondary Market Transactions Engagement Letter (this “Letter Agreement”)

Dear Keith:

This letter confirms the agreement between Dalmore Group, LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Industry Protection Corporation (“SIPC”), (“Dalmore” or “we” or “us”) and Otis Collection LLC (the “Issuer” or “you”) as follows:

1.
Engagement.  The Issuer engages Dalmore to act as your exclusive representative/agent for the proposed private transactions (each individually, a “Transaction” and collectively, the “Transactions”) of secondary sales of your securities (the “Securities”) on the PPEX ATS operated by North Capital Private Securities (“NCPS”), and we accept this engagement upon the terms and conditions set forth in this Letter Agreement.

During the term of our engagement, we will, as appropriate to the Transactions:

◾
consult with you and NCPS in planning and implementing the flow of Transactions;

◾
assist you in preparing any transaction materials (the “Transaction Materials”) we mutually agree are beneficial or necessary to the consummation of a Transaction, including, but not limited to, new account set up requirements and customer agreements;

◾
act as agent on your customers’ behalf in order to help execute the Transactions on the PPEX ATS and facilitate the settlement of such transactions;

◾
review and approve each Transaction; and

◾
assist counterparties to the Transactions with execution of secondary market trades in the Securities.

You acknowledge and agree that our engagement pursuant to this Letter Agreement is not an agreement by us or any of our affiliates to underwrite or purchase any Securities or otherwise provide any financing, nor an agreement by you to issue and sell any Securities. We may decline to participate in or approve a Transaction if we reasonably determine that the Transaction is deemed to be unsuitable or has become impractical or undesirable.

2.
Fee. For our services, you agree that Dalmore shall receive:

◾
a non-refundable retainer fee of $0, payable upon execution of this agreement; and

◾
a commission of two percent (2%) of the gross proceeds (1% from the buyer and 1% from the seller involved in a Transaction) received related to sales of the Securities payable monthly as billed by Dalmore to a commission account that will be established by Dalmore at the designated paying agent used by the Issuer or directly by ACH or wire transfer of immediately available funds after each Transaction closing that will be initiated by the Issuer in agreement with Dalmore. For avoidance of doubt, the fee shall not be payable in the event a closing of a Transaction does not occur.

3.
Indemnification and Contribution.  Annex A is hereby incorporated into this Letter Agreement by reference thereto and made a part hereof this Letter Agreement.

4.
Representations, Warranties and Agreements of the Issuer.  You represent and warrant to, and agree with us, that:

(a)
the Securities will be sold in compliance with the requirements for exemptions from registration or qualification of, and otherwise in accordance with, all federal and state securities laws and regulations;

(b)
you are duly organized and validly existing under the laws of your jurisdiction of formation and have the requisite power and authority to conduct business as described in the Transaction Materials;

(c)
the execution and delivery of this Letter Agreement, and the performance of services and satisfaction of obligations hereunder, shall not constitute or give rise to (i) a violation of any obligations of you under your constituent documents, or (ii) a violation or breach by you or any of your employees, directors, officers, constituent partners, managers, members, or affiliate of such (collectively, “Related Persons”) of applicable law, any applicable contract, or any rule of a self-regulatory agency or any court order or judgment;

(d)
there is no pending or, to the best of your knowledge, threatened action, suit or proceeding before or by any court or other governmental body to which you or any Related Persons is (or might become) a party, or to which any of its assets are (or might be) subject, that could reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of you;

(e)
you agree to be responsible for the accuracy and completeness of any Transaction Materials to the extent of federal securities laws applicable to a Transaction or the Transactions.  You agree to notify us promptly of any material adverse changes, or development that may lead to any material adverse change, in your business, properties, operations, financial condition or prospects and concerning any statement contained in any Transaction Material, or in any other information provided to us, which is not accurate or which is incomplete or misleading in any material respect;

(f)
you will make available to us such documents and other information which we reasonably deem appropriate and will provide us with access to your officers, directors, employees, accountants, counsel and other representatives; it being understood that we will rely solely upon such information supplied by you and your representatives without assuming any responsibility for independent investigation or verification thereof;

(g)
you will work to ensure a proper form of sale proceeds related to the Transactions; and

(h)
upon a successful closing of a Transaction, you will assist in ensuring the proper registration/re-registration of the Securities via your transfer agent.

5.
Other Matters Relating to Our Engagement.  You acknowledge that you have retained us solely to provide the services to you as set forth in this Letter Agreement.  In rendering such services, we will act as an independent contractor.  You acknowledge and agree that: (i) the primary role of Dalmore, as  agent, is in an arms-length commercial transaction between you and Dalmore and Dalmore has financial and other interests that may differ from your interests (ii)   Dalmore  is not acting as a financial advisor or fiduciary to you or any other person or entity and has not assumed any advisory or fiduciary responsibility to you with respect to the Transactions contemplated hereby and the discussions, undertakings and proceedings leading thereto (irrespective of whether Dalmore has provided other services or is currently providing other services to you on other matters) (iii) the only obligations Dalmore has to you with respect to the Transactions contemplated hereby expressly are set forth in this Letter Agreement and (iv) you have consulted your own legal, accounting, tax, financial and other advisors, as applicable, to the extent you deem appropriate in connection with the Transactions contemplated herein.

6.
Termination.  You or we may terminate our engagement under this Letter Agreement, with or without cause, upon thirty days’ written notice to the other party. The fee, indemnity, contribution and exculpation, your representations, warranties and agreements, and miscellaneous provisions of this agreement (including Annex A) will survive any termination of our engagement under this Letter Agreement.

7.
Miscellaneous.  This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement or the negotiation, execution or performance of this agreement, will be governed by and construed in accordance with the laws of the State of New York. ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED. Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited. The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings. The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date. The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry. The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court. The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement. The parties agree that all controversies that may arise among you and us, their respective affiliates, and their respective officers, directors, employees, agents or representatives concerning the Transaction or the construction, performance, or breach of this or any other agreement between the parties pertaining to securities and other property, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration.  The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. This agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this agreement.  This agreement may be executed in any number of counterparts. The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provisions of this agreement, which will remain in full force and effect.  You and us will endeavor in good faith negotiations to replace the invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.  This agreement is solely for the benefit of the you and us, and no other person (other than the Indemnified Persons set forth in Annex A hereto) will acquire or have any rights by virtue of this agreement.

Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this engagement agreement.

Sincerely,

DALMORE GROUP LLC

By /s/ Etan Butler
Etan Butler
Chairman

Agreed and accepted as of the date first above written.

OTIS COLLECTION LLC

By /s/ Keith Marshall
Keith Marshall
General Counsel

Annex A to Engagement Letter

You agree to (i) indemnify and hold harmless us, our affiliates (within the meaning of the Securities Act of 1933), and each of our respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (each of Dalmore and such other person or entity is hereinafter referred to as an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising out of or in connection with our engagement or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the “Agreement”), regardless of whether any of such Indemnified Persons is a party thereto, and (ii) periodically reimburse an Indemnified Person for such person’s legal and other expenses as may be incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation, whether or not such action, inquiry, proceeding or investigation is initiated or brought by you, your creditors or stockholders, or any other person.  You are not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct.  To the extent that any prior payment you made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person’s gross negligence or willful misconduct, such Indemnified Person will promptly pay you such amount.
If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Transaction or Sale, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and you as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Transaction or Sale exceed the amount of the fee actually received by us pursuant to the Agreement.  The respective relative benefits received by us and you in connection with any Transaction or Sale will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Dalmore in connection with the Transaction or Sale bears to the aggregate consideration paid or proposed to be paid in the Transaction or Sale, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against you pursuant to this letter, notify you in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which you may have to any Indemnified Person, except your obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that you suffer actual prejudice as a result of such failure, but will not relieve you from your obligation to provide reimbursement of expenses and any liability which you may have to an Indemnified Person otherwise than hereunder.  If you so elect, you may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, provided you permit an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense.  Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and you agree to pay the fees and disbursements of such separate counsel as incurred; provided however, that you will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).
You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under the Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. Without your prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that you reimburse the Indemnified Person for fees and expenses as provided in the Agreement, you agree that you will be liable for any settlement of any proceeding effected without your prior written consent if (i) such settlement is entered into more than 30 days after receipt by you of the request for reimbursement, and (ii) you will not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

You also agree that no Indemnified Person will have any liability (whether in contract, tort or otherwise) to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses you incur which have been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct.  In no event, regardless of the legal theory advanced, will any Indemnified Person be liable for any consequential, indirect, incidental, special or punitive damages of any nature. Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

You understand that in the event that you reimburse Dalmore pursuant to this Annex A for the fees and expenses of its counsel, such reimbursement will be made on the basis of counsel's generally applicable rates, which may be higher than the rates that counsel charges Dalmore for other matters based on arrangements that it has entered into with such counsel.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.